Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of the Registrant as of March 9, 2017:

Name	Jurisdiction of Incorporation
OKSB Statutory Trust I	Connecticut
SBI Capital Trust II	Delaware
First Commercial Statutory Trust I	Delaware
SNB Capital Corporation	Oklahoma
Bank SNB	Oklahoma
Quad J Holdings, LLC*	Oklahoma
Cash Source, Inc.*	Oklahoma
Stillwater National Building Corporation*	Oklahoma
CRK Properties, Inc.*	Oklahoma
CRK Technologies, LLC **	Oklahoma
CRK Stretford, LLC**	Oklahoma
Bastrop CRK, LLC**	Oklahoma
SNB Real Estate Holdings, Inc. *	Delaware
SNB REIT, Inc.***	Delaware
Stillwater Properties, Inc.*	Oklahoma
Grand Hill Investments, LLC****	Oklahoma
Rockwell Community Development, Inc.*	Oklahoma
FNBE Real Estate, Inc.*	Oklahoma

*	Direct subsidiary of Bank SNB
**	Direct subsidiary of CRK Properties, Inc.
***	Direct subsidiary of SNB Real Estate Holdings, Inc.
****	Direct subsidiary of Stillwater Properties, Inc.